BETWEEN:

CRYPTOLOGIC LIMITED
("Company")

And

John Loughrey
("Employee")

CONTRACT OF SERVICE

THIS AGREEMENT is made on the ____ **day of April 2010.**
BETWEEN:

(1) **CRYPTOLOGIC LIMITED** having its registered office at 3rd Floor Marine House, Clanwilliam Place, Dublin 2, Ireland (the "Company"); and

(2) **John Loughrey** of **Tonayne House, Oxford Road, Donnington Newbury Berkshire, England RG14 2JD** (the "Employee")

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. **INTERPRETATION**

1.1 Definitions

In this agreement and the schedule hereto, the following expressions shall, unless the context otherwise requires, have the following meanings:

"Agreement" means this Agreement as the same may be amended modified or supplemented from time to time;

"Associated Undertaking" means any undertaking which from time to time is a subsidiary undertaking of the Company or is the parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking and for the purposes of this definition "subsidiary undertaking" and "parent undertaking" shall have the meanings respectively given to them by Regulations 3 and 4 of the European Communities (Companies: Group Accounts) Regulations 1992;

"Board" means the board of directors from time to time of the Company or any duly constituted and authorised committee of the Board;

"Commencement Date" means **April 12, 2010**;

"Confidential Information" means any confidential or secret information of or pertaining to the Company or the Group, their shareholders, directors, officers, employees, contractors, suppliers, customers and/or potential customers which shall have come to the Employee's knowledge during the course of his/her employment, irrespective of form or method of transmission, and shall include but not be limited to technical data, trade secrets, know-how, research, product plans, products, services, customer lists (including, but not limited to, past or current or potential customers or past or current or potential licensees of the Company) customers and details of their particular business and requirements, suppliers and their production and delivery capabilities, markets, software (including all source and object code), developments, inventions, documents related to all "Copyright Works" as defined below, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, work in progress, marketing, finance or other business information (which would include business plans or proposals) and all passwords used in connection with the Employee's employment, whether marked as confidential and/or proprietary or not

"Copyright Works" means any item, including without limitation any records, reports, documents, papers, drawings, designs, plans, specifications, manuals, writings, computer programs, whether in source code or object code form (including operating software, application software, development environments, testing suites and other design and testing tools) and related instruction manuals, user guides and other documentation, improvements, specifications and derivative works based thereon in which copyright, or moral rights subsist whether registrable or not and other materials whatsoever originated by the Employee in the course of his/her employment with the Company;

"Group" means the Company and all Associated Undertakings;

"Intellectual Property" means without limitation patents, inventions, know-how, trade secrets and other confidential information, rights in design (registered and unregistered), copyright including Copyright Works, data, database rights and sui generis rights, rights affording equivalent protection to copyright, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, brand names, certification marks, assumed names and other indicators or origin, and all other industrial or intellectual property developed, discovered, acquired, conceived or made by the Employee in connection with and during the course of his employment with the Company.

"Intellectual Property Rights" means any present or future rights title and interest and applications for rights title and interest or forms of protection of similar nature or having similar effect in one part of the world, or relating to Intellectual Property and Copyright Works including (without prejudice to the generality of the foregoing) author certificates, inventor certificates, improvement patents, utility certificates, moral rights, models and certificates of addition and including any divisions, renewals, continuation, extensions or reissues thereof and rights in the nature of unfair competition rights and rights of due for passing off.

1.2 The expression "the Company" shall, unless the context otherwise requires, include any person acting on behalf of the Company within his/her or his/her proper authority.

1.3 Any reference to any statutory provision, or to any order or regulation shall be construed as a reference to that provision, order or regulation as extended, modified, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made hereunder or deriving validity therefrom (whether before or after the date of this Agreement).

1.4 Words denoting any gender include all genders and words denoting the singular include the plural and vice versa.

1.5 Headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.6 Words such as "hereunder", "hereto", "hereof" and "herein" and other words commencing with "here" shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause, paragraph or sub-paragraph thereof.

1.7 The expression "person" shall, unless the context otherwise requires, include partnerships, companies and other bodies corporate.

2. APPOINTMENT

2.1 The Company appoints the Employee as Senior Corporate Counsel –**Legal department.** Notwithstanding the forgoing, it is expressly acknowledged and agreed that the intention of the Company in hiring the Employee is that the Employee will hold the position of Vice President and General Counsel. However, as at the Commencement Date, the Company's existing Vice-President and General Counsel (the "Existing GC") remains in the employ of the Company, and until such time as the Existing GC is removed from the role, the Employee shall act as Senior Corporate Counsel, and report to the Existing GC. Upon becoming Vice-President and General Counsel, the Employee shall report to the Chief Executive Officer of the Company, or such other individual as the Chief Executive Officer of the Company may from time to time direct. It is expressly agreed that the Existing GC shall be exited from the Company and the Employee shall become the Vice-President and General Counsel of the Company no later than August 15, 2010.

2.2 The appointment of the Employee shall commence on **April 12, 2010.**

2.3 The appointment of the Employee will commence on the Commencement Date and will continue thereafter unless terminated by either party pursuant to the provisions of this contract or otherwise in accordance with law.

3. DUTIES AND RESPONSIBILITIES

3.1 The Employee shall during his/her employment under this Agreement:

(a) faithfully and diligently perform such job duties and exercise such powers in relation to the Company and its business, as the Company may from time to time assign or delegate to or vest in his/her on such terms and subject to such conditions and restrictions as the Company may from time to time determine or impose;

(b) report on a timely basis and be accountable to the Company (and/or to such of its members as may be nominated by the Board from time to time) on the activities and affairs of the Company for which the Employee has responsibility;

(c) devote the whole of his/her time, attention, abilities and skills to carrying out his/her duties hereunder during normal working hours (0900 to 1730 Monday through Friday) and at such other times as may be required by the needs of the Company or the nature of the

Employee's duties. The Employee shall not be entitled to receive any additional remuneration for work outside normal working hours;

(d) carry out his/her duties in a proper and efficient manner and use his/her best endeavours to maintain, protect, promote and extend the business, interests, reputation and welfare of the Company and of any Associated Undertaking;

(e) comply with all lawful resolutions, regulations and directions from time to time made or given to his/her by the Company and with all rules and regulations from time to time laid down by the Company;

(f) except to the extent, if any, permitted by the Company's code of ethics, not directly or indirectly give or receive gifts, incentives or inducements to or from any person or company in the carrying out of any activity in connection with the Company and/or any Associated Undertaking;

(g) in pursuance of his/her duties hereunder (without further remuneration unless otherwise agreed in writing with the Company) perform such services set out herein for any Associated Undertaking;

(h) carry out his/her duties and exercise his/her powers jointly with any other person or persons appointed by his/her Immediate Superior/the Company to act jointly with his/her;

(i) not in any way pledge the credit of the Company or expose the Company to any pecuniary liability except so far as he/she may be authorised from time to time to do so by the Company whether generally or in any particular case.

3.2 Without prejudice to the generality of the foregoing, the Employee acknowledges that, in his capacity as Senior Corporate Counsel and/or Vice-President and General Counsel he will be expected to perform and carry out all job duties, acts and obligations and to comply with such directions as may be designated by the Company to be reasonably consistent with his/her position. The Employee acknowledges that during the course of his/her employment with the Company, it may be necessary to expand his/her duties within the general scope of his/her position.

3.3 The Company may from time to time and at any time appoint any other person or persons to act jointly or in conjunction with the Employee in the performance of his/her duties and powers hereunder and assign to any such person or persons duties and powers identical or similar to those undertaken or performed by the Employee hereunder.

4. CONDUCT AND STANDARDS

4.1 The Employee hereby warrants that his/her performance of the provisions of this Agreement will not infringe the rights of any third party or cause the Employee to be in breach of any of his/her obligations to a third party.

4.2 The Employee shall at all times during the continuance of this Agreement operate to a high degree of integrity and performance and shall comply with the Company's code of ethics and with any other codes of conduct or regulations as may apply to the Company from time to time.

4.3 The Employee shall not engage in any activities or do or fail to do anything which would undermine the Company's trust and confidence in him.

4.4 The Employee covenants with the Company that he will read and act in accordance with any policy of the Company that may exist from time to time, including that attached as Exhibit 4, and carry out all reasonable instructions of the Company.

4.5 Unless authorized as part of the duties assigned to the Employee by the Company, the Employee covenants that he will not be an end-user of the software licensed by the Employer or its affiliates or subsidiaries and will not knowingly permit or encourage any member of his family to be an end-user of the software licensed by them or any of them. The Employee will not participate in any arrangement whereby he stands to benefit, whether directly or indirectly, from the activities of any other end-user. He acknowledges that any use or attempted use of the gaming software in contravention of this section shall constitute grounds for immediate dismissal for cause.

4.6 As a condition of employment, the Employee warrants that he does not have a record of offences for which a pardon has not been granted under any Republic of Ireland legislation governing criminal and/or quasi-criminal conduct. The Employee agrees and acknowledges that the Company will cause its agent to perform initial probity of the Employee and may perform continuing probity of the Employee on an ongoing basis, which agent shall report such findings to the Company; the negative results of which as determined by the Company shall permit the Company to terminate this Agreement with cause immediately.

5. EXCLUSIVITY OF SERVICE

The Employee shall not during the course of his employment except as the holder of any shares, stock or debentures which in the aggregate do not exceed 1 percent (1%) of the total shares, stocks or debentures of a company quoted on any Recognised Investment Exchange) undertake nor, directly or indirectly assist or be engaged, concerned or interested in or work for any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise) or become an employee, officer, servant or agent of or consultant to any other business, firm, company, concern, enterprise or society (whether incorporated or otherwise) in competition with the Company and/or any of its Associated Undertakings nor operate any business of his/her own which competes with the business of the Company/and or any of its Associated Undertakings or offers services similar to those provided by the Employee to the Company without the prior approval of the Company.

6. PLACE OF WORK

The Employee's normal place of work shall be at the Company's head office at Marine House, Clanwilliam Place, Dublin 2, Ireland or at such other place of business

of the Company or any member of the Group as the Company shall reasonably require. In addition, the Employee shall be required to travel to such places (whether inside or outside Ireland) as the Company may from time to time reasonably require in pursuance of his/her duties hereunder.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that, as at the Commencement Date, the employee is ordinarily resident in the United Kingdom, and that, during a transition period not to exceed six months from the Commencement Date (the "Transition Period"), the Employee may work from the United Kingdom (including from the offices of the Company's Ads Dot Com Ltd. subsidiary). During the Transition Period, the Employee shall attend at the Company's head office in Dublin as and when his duties require, and the Employee hereby agrees that, prior to the expiry of the Transition Period, the Employee shall become ordinarily resident in or around Dublin, Ireland.

7. **REMUNERATION**

7.1 During the continuance of his employment under this Agreement, the Employee shall be paid a salary at the rate of **€155,000 (one hundred fifty five thousand euros)** per annum (and pro rata for any lesser period). Such salary shall accrue from day to day but shall be paid in monthly instalments into the Employee's nominated bank account, less all deductions required to be made by law and such other deductions as may be mutually agreed in writing.

7.2 The Employee's salary provided for in clause 7.1 shall be reviewed annually by the Company. Any change in salary shall have effect as if specifically provided for as a term of this Agreement. For the avoidance of doubt, the Employee shall have no entitlement to a salary increase upon review of salary.

7.3 The Company may determine, at its sole and absolute discretion, that the Company shall pay to the Employee in respect of any year of his employment hereunder a non-pensionable bonus of an amount determined by the Board (at its discretion as aforesaid) depending on the performance of the Company and the performance of the Employee during such year, which amount shall be in addition to the remuneration by way of salary provided for above; provided always that the Employee's eligibility for such a performance related bonus payment in any year shall be considered and determined in accordance with the criteria established by the Board and the Company's Chief Executive Officer, provided further that any such bonus payment shall be subject to a maximum overall limit of 40% of the Employee's basic salary.

7.4 By signing this Agreement, the Employee agrees that the Company may deduct from any sums due to the Employee, any sum which the Employee owes to the Company at such times and in such amounts as the Company considers appropriate.

7.5 The Employee will receive 10,000 stock options on the Commencement Date, issued pursuant to the Company's stock option plan. A copy of the stock option plan is available for review at the request of the Employee. The agreement to provide options shall be subject to and conditional on the receipt

of Board of Director approval. The CEO or the Board of Directors of the Company shall set the strike price of the options granted to the Employee based on the closing price of the Company's securities on the applicable stock exchange on the Commencement Date.

8. **EXPENSES**

The Company shall reimburse to the Employee all reasonable out of pocket expenses properly exclusively and necessarily incurred by him in the proper performance of his duties, subject to the production of evidence of expenditure satisfactory to the Company or the prior written approval of such expenses by the Company. A copy of the Expense and Purchase Policy, as amended, is available for the Employee to read and review on CryptoLogic's Wiki (web based), and is attached hereto as Exhibit 3. The Employee is required to consult the Expense and Purchase policy prior to incurring any expenses.

9. **BENEFIT PLANS**

9.1 The Employee shall be eligible for all benefit plan(s), including but not limited to health benefit plan(s), made generally available to Employees of the Company on the first day of employment, as amended from time to time. Participation in such benefit plans shall be subject always to the rules and conditions applicable to each such plan. The Company reserves the right at all times to vary or discontinue any benefit plans in which the Employee may be entitled to participate. The Company shall also have the right to substitute new benefit plans for any plan in which the Employee may be eligible to participate.

9.2 Any Company benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.

9.3 All benefits payable or otherwise made available to the Employee under any Company benefit plan(s) in which he/she may be entitled to participate from time to time shall automatically cease, as shall his/her eligibility to participate in such plan(s), upon the expiry or termination of his/her employment for any reason whatsoever. In the event of such expiry or termination, the Company shall be under no obligation to replace the terminated or discontinued benefit plan(s) and/or provide the same or similar benefits in lieu thereof.

10. **PENSION**

10.1 The Company provides a pension scheme as per our agreement with **IFG Pensions, Investments and Advisory Services**, our stakeholder pension provider. This plan is mandatory and is effective the first of the month following joining the Company. The Company will arrange to deduct your contributions from your salary and pay them, on your behalf, to **IFG Pensions, Investments and Advisory Services.**

10.2 The Employee is eligible for pension matching. For every 1% of the Employee's base salary the Employee pays into the pension scheme, the

Company will match said amount, up to a maximum of 10% of the Employee's base salary.

10.3 In addition, employees can make an Additional Voluntary Contribution (AVCs) beyond the maximum should they so chose.

11. **OTHER BENEFITS**

11.1 Training and education programs, including short term conferences, that are of value to your career development at the Company; required for continued employment, or mandatory for certification required by the position will be funded by the Company. This includes instructional costs, examination and registration fees and the cost of books. The Company shall also fund the cost of all annual fees associated with the professional licenses and certifications held by you and which are necessary for you to fulfil your duties and responsibilities hereunder.

12. **ANNUAL LEAVE**

12.1 The Employee shall be entitled to 25 days' paid annual leave (and pro rata for any lesser period), in addition to statutory public holidays, in each calendar year to be taken at such time or times as the Company considers most convenient.

12.2 The Company's fiscal year commences on 1 January and ends on 31 December each year. Annual leave cannot be carried forward from one fiscal year to the next.

13. **INCAPACITY**

13.1 If the Employee is absent from work due to illness or accident he/she shall notify his/her manager as soon as possible on the first day of absence. If this incapacity continues for three or more consecutive days he/she shall submit a doctor's certificate in a form satisfactory to the Company confirming his/her inability to attend work.

13.2 The Company may (at its own expense) at any time whether or not the Employee is then incapacitated, require the Employee to submit to such medical examinations and tests by medical practitioners nominated by the Company and the Employee hereby submits to such medical examination and tests and hereby authorises such medical practitioners to disclose to, and discuss with, the Company and its medical advisers the results of such examinations and tests.

13.3 In the event that the Employee is incapable of performing his/her duties by reason of injuries sustained wholly or partly as a result of actionable nuisance or breach of any statutory duty on the part of any third party all payments made to the Employee by the Company under this clause 13 shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Employee (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of

employment) and shall be repaid when and to the extent that the Employee recovers compensation for loss of earnings from that third party by action or otherwise.

13.4 Upon return to work after a period of incapacity, the Employee will be required to complete a self-certification form stating the reason for your absence.

14. CONFIDENTIAL INFORMATION

14.1 The Employee acknowledges that the Company has agreed to communicate and make available the Confidential Information to the Employee so as to enable his/her to perform his/her duties. The Employee agrees to keep the Confidential Information, documents and all other material or matters arising or coming to his/her attention during his/her employment by the Company, strictly secret and confidential and not at any time for any reason whatsoever to disclose them or permit them to be disclosed to any third party or use them in any manner or permit them to be used in any manner whatsoever except as permitted by the Company to enable the Employee to carry out his/her duties and obligations hereunder. The obligations of confidence referred to in this clause shall not apply to any Confidential Information, documents or other information which:

(a) is published or is otherwise in the public domain prior to the receipt of such Confidential Information or other information by the Employee; or

(b) is or becomes publicly available on a non-confidential basis through no fault of the Employee; or

(c) is received in good faith by the Employee from a third party who, on reasonable enquiry by the Employee claims to have no obligations of confidence to the Company in respect of it and who imposes no obligations of confidence upon the Employee.

14.2 The obligations of the parties under this clause 14 shall survive the expiry or the termination of this Agreement for whatever reason.

14.3 The Employee shall not during the continuance of this Agreement make otherwise than for the benefit of the Company any note, memorandum or other record relating to any matter within the scope of business of the Company or concerning any of its dealings or affairs nor shall the Employee either during the continuance of this Agreement or afterwards use or permit to be used any such notes, memoranda or records otherwise than for the benefit of the Company it being the intention of the parties hereto that all such notes, memoranda and records (whether in writing or data based) made by the Employee shall be the property of the Company and shall be left at its registered office on the termination of the Employee's employment or earlier if so requested by the Company.

14.4 The Employee agrees that it would be impossible or inadequate to measure and calculate the Company's losses or damages from a breach of the covenants set forth in this Agreement. Accordingly, the Employee agrees that if he/she breaches or threatens to breach any such covenants according to the Company, the Company will have available, in addition to any other right or remedy available, the right to obtain equitable relief by way of an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of this section 15.

15. **INTELLECTUAL PROPERTY RIGHTS**

15.1 The Employee acknowledges and agrees that any Intellectual Property shall belong to and be the absolute property of the Company and the Employee undertakes not to dispute the Company's ownership of the Intellectual Property. The Employee shall disclose full details of all Intellectual Property to the Company and in consideration for €1 receipt of which is hereby acknowledged the Employee hereby agrees to assign and does hereby expressly and irrevocably assign to the Company all Intellectual Property Rights for their full term throughout the world including without limitation the right to sue for any infringement or threatened infringement of any such Intellectual Property Rights, title or interest whether such infringement or threatened infringement occurs prior to or after the execution of this Agreement and waives all moral rights he/she may have (in any jurisdiction) in respect of such Intellectual Property. The Employee acknowledges and agrees that he/she may not now or at any time in the future use or exploit the Intellectual Property without the express written permission of the Company except insofar as is necessary for the performance of his/her duties hereunder.

15.2 The Employee warrants and represents that he/she is and will be free to assign any and all Intellectual Property Rights to the Company pursuant hereto without any third party claims, liens, charges or encumbrances of any kind and that the Employee is free of any duties or obligations to third parties, which may conflict with the terms of this Agreement. The Employee agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company may incur or suffer as a result of a breach by the Employee of the warranties set out in this Clause.

15.3 The Company shall, in its sole discretion, be entitled to apply for Intellectual Property Rights in respect of the Intellectual Property.

15.4 The Employee agrees if and whenever required to do so (whether during or after the termination of this Agreement) at the expense of the Company to do all things necessary, execute such deeds and documents and provide all such assistance as the Company may reasonably require to enable the Company to obtain and maintain the benefit of all Intellectual Property Rights in any part of the world and the Employee acknowledges that he/she will not be entitled to any further compensation or fees in respect of the performance of his/her obligations under this clause save as may be provided for by law.

15.5 The Employee irrevocably appoints the Company to be his/her attorney or agent in his/her name and on his/her behalf to do all such acts and things and

to sign all such deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of this clause and the Employee agrees that a certificate in writing in favour of any third party signed by any duly authorised officer of the Company that any act or thing or deed, document or instrument falls within the authority hereby conferred shall be conclusive evidence that this is the case.

15.6 The Employee warrants and represents that none of the Intellectual Property Rights or the exercise of them will infringe any intellectual property rights of which a third party is the proprietor including, in particular but without limitation, any patents, copyrights, registered designs, moral rights or rights of confidence. The Employee agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company or a third party may incur or suffer whether direct or consequential (including but without limitation any economic loss or other loss of profits, business or goodwill) as a result of any dispute or contractual, tortuous or other claims or proceedings brought against the Company by a third party alleging infringement of its intellectual property rights by reason of the use or exploitation of any Intellectual Property or Confidential Information, conceived, originated, made or developed by the Employee **PROVIDED ALWAYS** that:

(a) the Company shall forthwith give written notice to the Employee of any claims or proceedings following receipt of them;

(b) the Company shall make no admission of liability and must give the Employee sole authority to defend or settle the claims or proceedings at the Employee's cost and expense;

(c) the Company must give the Employee all reasonable assistance in connection with the claims or proceedings at the Employee's cost and expense;

(d) in addition to the aforesaid indemnity, where an injunction restraining use or exploitation by the Company of any Intellectual Property or Confidential Information is, in the opinion of the Company's legal advisers, likely to be granted to the third party, the Employee shall do all such acts and things either to render them non-infringing without affecting any of the Employee's other duties and obligations under this Agreement or shall obtain a licence from the third party granting the Company the right to continue using them.

15.7 The obligations of the parties under this clause 16 shall survive the expiry or the termination of this Agreement for whatever reason.

16. TERMINATION

16.1 The Company may terminate the employment of the Employee on nine (9) months notice. The Employee agrees to accept written notice or pay in lieu thereof in accordance with the applicable laws, which notice or pay in lieu thereof

shall be inclusive of all statutory and common law entitlements, payments and obligations.

16.2 The Company also reserves the right to terminate this agreement at any time without notice (or payment in lieu thereof) if the Employee shall at any time:

(a) commit any serious or, having been warned, repeated breaches of his/her obligations under this Agreement;

(b) neglects or fail or refuse to properly discharge any of the duties properly assigned or delegated to his/her hereunder;

(c) be guilty of fraud, dishonesty, gross misconduct or wilful neglect in the discharge of his/her duties or the performance of his/her powers hereunder;

(d) be adjudicated bankrupt or make any arrangement or composition with his/her creditors generally;

(e) become of unsound mind;

(f) be convicted of any criminal offence which in the reasonable opinion of the Company may affect his/her position in or the reputation of the Company;

(g) be absent or unable through illness or injury to discharge in full his/her duties hereunder for a consecutive period of 120 days or for an aggregate period of 180 days in any period of 12 consecutive months;

16.3 The Company may at any time, and whether pending an investigation or any disciplinary hearing involving the Employee or during the whole or any part of a period of notice to terminate the Employee's employment, suspend and/or require the Employee by notice in writing not to attend for work and/or perform his/her functions hereunder. The Employee may also during any period of suspension be required not to communicate with suppliers, customers, other business connections or other employees of the Company and/or its associated companies and may be relieved of some or all of his/her powers and duties. The exercise of any or all of its powers under this clause shall not relieve the Company of its obligations to pay such salary and other benefits as are due to the Employee under this agreement nor shall it relieve his/her of any other obligations to the Company under this agreement. The exercise of any or all of its powers under this clause shall not amount to or be treated by the Employee as a repudiation of this agreement or as the termination of the Employee's employment by the Company.

16.4 Notwithstanding anything herein contained, the Company shall be entitled to make the appropriate payment to the Employee in respect of salary and other emoluments in lieu of any period of notice which he is entitled to receive or required to give and to terminate this agreement forthwith upon the Company's written undertaking to pay such sum to the Employee within thirty (30) days of the date of such termination.

RETIREMENT

If not previously terminated, this Agreement will be terminated by reason of retirement of the Employee at the end of the month in which the Employee's 65th birthday occurs without compensation.

17. **RECONSTRUCTION OR AMALGAMATION**

If before the termination of this Agreement the employment of the Employee under this Agreement shall be determined by reason of a reconstruction, re-organisation or merger involving the Company and he/she shall be offered employment with any company or undertaking resulting from such reconstruction, re-organisation or merger or with any Associated Undertaking, on terms and conditions which are broadly comparable to the terms and conditions of this agreement, then the Employee shall have no claim against the Company in respect of the termination of his/her employment hereunder.

18. **OBLIGATIONS ON TERMINATION**

18.1 Upon the termination of this Agreement howsoever arising, the Employee hereby agrees that he shall immediately at the request of the Company deliver up (without keeping copies) to the Company all Company property which may be in his possession or under his/her control including but not limited to his Company car, computer, all correspondence, documents, memoranda, papers, writing, keys, credit cards, business cards and all other property (including materials comprising or containing Intellectual Property or Confidential Information of the Company) of or relating to the Company or any Associated Undertaking and to sign and deliver to Company a "Compliance Certificate" substantially in the form annexed as Exhibit 2, and forming part of this Agreement.

18.2 The Company shall forthwith upon termination pay to the Employee all accrued and unpaid remuneration, fees and expenses due under the terms of this Agreement, less any amounts owing by the Employee to the Company or to any Associated Undertaking.

18.3 The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party of any breach of this Agreement by the other party.

19. **POST TERMINATION RESTRICTIONS**

19.1 Upon the termination of his/her employment under this Agreement, the Employee shall not either directly or indirectly (without the prior written consent of the Company) for the Restricted Period:

(a) solicit the services of or entice away from the Company or engage, whether on his/her own behalf or on behalf of others, any person who is or was an employee of the Company or of any of its Associated

Undertakings at any time during the six (6) month period immediately preceding the date on which his/her employment with the Company terminated;

(b) solicit the custom of or entice away from the Company or any Associated Undertaking the custom or business of any person who is or was a customer of the company and/or of any of its Associated Undertakings at any time during the six (6) month period immediately preceding the date on which his/her employment with the Company terminated and with whom the Employee or one of his/her subordinates dealt with during the said six (6) month period; and/or

(c) work for or be engaged by or in or concerned in or interested in (except as the holder of any shares, stock or debentures which in aggregate do not exceed 1% of the total shares, stocks or debentures of a company quoted on any recognised stock exchange) any business which operates from or carries on business in:

(i) Ireland including Northern Ireland; and/or

(ii) United Kingdom; and/or

(iii) Europe; and/or

(iv) North America.

in competition with the Company and/or any of its Associated Undertakings.

19.2 The Employee hereby acknowledges and agrees that the covenants and provisions of this Clause 19 of this Agreement are separate and severable and that the restrictions in this Clause 19 are fair and reasonable in all the circumstances. In the event, however, that any of the restrictions contained in this Clause 19 are adjudged by a court of competent jurisdiction to go beyond what is reasonable, in all the circumstances, for the protection of the legitimate interests of the Company and/or any Associated Undertaking but would be adjudged reasonable if any particular restriction or restrictions, or part thereof, were deleted in any manner, then the restrictions in question shall apply with such deletions as may be decided by a court of competent jurisdiction, without affecting the remaining provisions thereof.

19.3 Restricted Period shall mean:

(a) 19.1(a): 6 months post termination;

(b) 19.1(b): 6 months post termination;

(c) 19.1(c): 6 months post termination.

For greater certainty, in the event that the Employee is terminated pursuant to Paragraph 16.1 hereof and such termination is effected by way of salary continuance or "gardening leave", it is expressly agreed that the Restricted

Period shall commence on the date that such salary continuance or "gardening leave" commences.

20. CONSENT TO MONITORING

The Employee acknowledges and agrees that the Company may monitor and/or record his/her use of office equipment including but not limited to email and Internet, facsimile machines, photocopiers, telephone and mobile telephones. This is in order to ascertain compliance with the Company's policies, so as to prevent, investigate or detect, the unauthorised use of the Company's systems and ascertain or demonstrate standards which ought to be achieved and to ensure the effective operation of the system.

21. DATA

The Company will need to process data relating to the Employee for certain purposes such as timesheets and payroll. By signing these terms and conditions the Employee agrees to the Company holding and processing, both electronically and manually, personal data about his/her for the operations, management, security and administration of the Company and complying with applicable laws, regulations and procedures. Furthermore, the Employee agrees to assist the Company in keeping personal data relevant and up to date by informing the Company of any changes to any personal data it holds about his/her as soon as possible.

22. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding of the parties concerning the subject matter hereof and is in substitution for and supersedes all previous discussions, understandings and agreements between the Company and the Employee concerning his appointment and the terms and conditions of his employment with the Company and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

23. MISCELLANEOUS PROVISIONS

23.1 Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Ireland.

23.2 The obligations of and restrictions imposed on the Employee under the provisions of this agreement are in addition to and not in substitution for any obligations and restrictions imposed on the Employee by law.

23.3 The parties shall sign such further and other documents, cause such meetings to be held, use their best efforts to have resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

23.4 Any remedy or right conferred upon the Company for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.

23.5 Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand against receipt of the addressee or if transmitted by fax or sent by prepaid registered post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as such party may from time to time designate in writing to the other party hereto in accordance with the provisions of this Clause). Any such notice shall be deemed to have been duly given if delivered at the time of delivery, if transmitted by fax at the time of termination of the transmission and if sent by prepaid registered post as aforesaid forty eight hours after the same shall have been posted.

23.6 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties thereto.

23.7 The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this agreement by the other party.

23.8 The rights and obligations of the Employee hereunder may not be assigned to any other person without the prior written consent of the Company.

23.9 A waiver by either party of any breach by the other party of any of the terms, provisions or conditions of this agreement or the acquiescence of such party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such terms, provision or condition or of any subsequent act contrary thereto.

23.10 When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, then the time period in question shall end on the first business day following such non-business day.

23.11 Any reference in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

23.12 If any section or any portion of any section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid section or portion thereof shall be severed from the remainder of this Agreement.

23.13 This Agreement shall be governed by and construed in accordance with Irish law and the parties hereto expressly agree to submit to the exclusive jurisdiction of the Irish courts in relation to any dispute or matter arising from or touching upon this Agreement.

23.14 It is agreed that each party has read and fully understands this Agreement, and has either received independent legal advice or voluntarily chosen not to receive independent legal advice, as the case may be, in connection with the implications of this Agreement.

23.15 This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered (including by facsimile), shall be deemed an original, and all of which shall constitute one and the same agreement.

IN WITNESS whereof the parties hereto have executed this agreement in manner hereinafter appearing the day and year first above written.

SIGNED by

____

Brian Hadfield
for and
on behalf of CryptoLogic Limited
in the presence of:

____
witness

SIGNED sealed and delivered

____
by the said
John Loughrey
in the presence of:

____
witness

APPROVED BY
N. CATROS– LEGAL DEPT.
D. HUSACK – HR DEPT.

EXHIBIT 1

N/A

EXHIBIT 2

COMPLIANCE CERTIFICATE

To: CryptoLogic Limited (the "Company")
Attention: C/O CryptoLogic Inc, Director – Human Resources

This signed declaration will serve as confirmation of the undersigned's compliance with all of its covenants in its Employment Agreement with CryptoLogic Inc. dated **March 18, 2010** and further, that all property, documents (confidential or otherwise), emails or files (confidential or otherwise), whether electronic or in any other format or medium, associated in any way to the Company or its corporate affiliates in my possession or control have been returned to the Company or its corporate affiliates and none of the aforementioned, including copies thereof, remain in its possession or control. Furthermore, I have informed the Company of all passwords used by me in association with any of the aforementioned.

"to be signed on request"
Signature

Witness Signature

John Loughrey
Name

Witness Name

Date

Date

EXHIBIT 4

STATEMENT ON CONFIDENTIALITY AND TRADING RESPONSIBILITIES

The purpose of this statement is to inform employees, contractors, interns and insiders of CryptoLogic Limited and its subsidiary, affiliated and related companies (for the purposes of this Statement on Confidentiality and Trading Responsibilities, all of which shall be known as the "Company") of their responsibility to maintain the confidentiality of internal information relating to the Company, and to make them aware of the circumstances in which they should not trade in securities of the Company.

APPLICATION OF STATEMENT

This statement applies to all employees, contractors, interns and insiders of the Company.

For this purpose, an insider includes every director or senior officer of the Company.

CONFIDENTIAL INFORMATION

Unauthorized disclosure of internal information relating to the Company could cause harm to the Company and in some cases could result in liability for the Company and the person disclosing the information under insider trading legislation applicable to the person. It is the duty of all persons to whom this statement applies to maintain the confidentiality of information belonging to or relating to the Company. **Company personnel must not disclose internal information about the Company to others outside the Company** except as required in the performance of regular duties for the Company.

Accordingly, employees, contractors, interns and insiders should be discreet with inside information pertaining to the Company that is not generally public and not discuss it in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Material non-public information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, employees, contractors, interns and insiders should refrain from providing advice or making recommendations regarding the purchase or sale of the Company's common shares.

In addition, communications on behalf of the Company with the media, securities analysts and other investors must be made **only** by specifically designated representatives of the Company (namely the Chairman, CEO or CFO). Unless you have been expressly authorized to make such communication, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should refer the inquiry to one of the aforementioned individuals.

Employees, contractors, interns and insiders must not post information on any internet site, stock message boards or contribute to blogs, any information or opinions that relate to the Company.

INSIDER TRADING

The *Securities Act* (Ontario) provides that **it is an offence for a person in a "special relationship" with a public company to purchase or sell securities of that company with knowledge of a "material fact" or "material change"** with respect to the Company that has not been generally disclosed. As well, it is an offence for such a person to inform, other than in the

necessary course of business, another person of a material fact or material change with respect to the Company before the material fact or material change has been generally disclosed.

These restrictions apply not only to employees, contractors and insiders of the Company as described above but also to their spouses, family members and others who live in their households. Such persons are considered to be in a "special relationship" with the insider of the Company. These restrictions also apply to anyone who learns of the information from another person who he or she knows or ought reasonably to know are special relationship persons.

The *Securities Act* (Ontario) requires disclosure of any material change by filing a report with the Ontario Securities Commission as soon as reasonably practicable and in any event within ten days of the date on which such change occurs. Each jurisdiction in which the Company is registered on a stock exchange has similar requirements. Senior management of the Company will determine what information is material according to the above definitions and will bear responsibility for compliance with the timely disclosure obligations under applicable securities laws.

WHAT CONSTITUTES A "MATERIAL FACT" OR "MATERIAL CHANGE"?

The terms "material fact" and "material change" refer to a fact or change relating to the Company that significantly affects or would reasonably be expected to have a significant effect on the market price of the Company's securities.

You should assume that information is material if an investor might consider the information to be important in deciding whether to buy, sell or hold securities of the Company. Some (not all) of the matters which may be material are earnings forecasts, possible acquisitions or joint ventures, acquisition or loss of a significant contract, dividend actions, important product development, significant financing developments, major personnel changes, major litigation developments and the status of labour negotiations. Additional events which are generally considered to be material include the following:

(a) a change in share ownership that may affect the control of the Company;

(b) a change in corporate structure such as a merger, amalgamation or reorganization;

(c) a take-over bid or issuer bid;

(d) a major corporate acquisition, disposition or joint venture;

(e) a stock split, consolidation, stock dividend or other change in capital structure;

(f) the borrowing of a significant amount of funds other than the replacement of existing financing;

(g) the public or private sale of a significant number of additional securities;

(h) a significant discovery or other development affecting the Company's resources, products or markets;

(i) entering into or loss of a customer or other significant contract;

(j) annual and quarterly financial results or firm evidence of a significant increase or decrease in near term earnings prospects;

(k) a significant change in management;

(l) significant litigations;

(m) a major labour dispute or a dispute with a major contactor or supplier;

(n) an event of default under a financial or other agreement;

(o) a declaration of or failure to pay a dividend; and

(p) a call of securities for redemption.

Similarly, if you are aware of non-public information concerning the possible acquisition by the Company of another company, **you must not disclose that information to persons outside of the Company and you must not trade in securities of the other Company until such information has been publicly disclosed or until any study of such an acquisition by the Company has been permanently terminated.**

When Is Information Deemed Public?

Even though material information has been publicly disclosed, employees, contractors, interns and other insiders should continue to refrain from trading in shares of the Company until the information has been adequately disseminated to the public and investors have been able to evaluate it. Information is not public merely because it is reflected by rumours or unofficial statements in the marketplace. Generally, information regarding relatively simple matters, such as earnings results, will be considered to have been adequately disseminated and absorbed by the marketplace 24 hours after its release. When more complex matters, such as a prospective major acquisition or disposition are announced, it may be necessary to allow additional time for the information to be digested by investors.

It is against Company policy to trade on inside information or to disclose inside information to others in a manner that is reasonably likely to result in trading by the person to whom the information is disclosed. If the Company has reason to believe or has knowledge that an employee, contractor, intern or insider is trading shares of the Company using inside information, appropriate action will betaken.

Insider Reports

Insiders of the Company are required to file insider reports relating to each transaction, including the receipt and exercise of stock options, with the securities regulatory authorities. Insider reports are required to be filed in duplicate, within ten (10) days of the transaction.

General Restrictions on Trading

Employees, contractors, interns and insiders with access to material information regarding the business and affairs of the Company are prohibited from trading until such material information has been fully disclosed to the public and a reasonable period of time has passed for the information to be disseminated. Employees, contractors and interns who are not insiders (as defined herein), but who are privy to such undisclosed material information on a routine basis must also be particularly vigilant to the restrictions on trading. This prohibition applies not only to trading in the securities of the Company but also to trading in other securities whose value might be affected by changes in the price of the Company's securities. Furthermore, employees and contractors of the Company who possess material non-public information relating to the Company may not pass any such information onto others (tippees).

Employees, contractors, interns and insiders who, while acting for the Company, obtain material non-public information which relates to any other company, including customers or suppliers of the Company, may not buy or sell securities of that company or otherwise misuse such information.

Directors, officers, employees, contractors, interns and insiders of the Company are prohibited by this Policy from the following transactions with respect to the securities of the Company:

(a) selling short; or

(b) trading in call or put options.

Directors, officers, employees, contractors, interns and insiders of the Company are strongly urged to refrain from frequent buying and selling of the shares of the Company for the purpose of realizing the short-term profits.

The restrictions on trading based on material information apply not only to non-public information, but also apply for a limited time after such information has been released. The Company's shareholders and the investing public must be afforded time to receive and digest material information.

As a general rule, you should consider material information to be non-public from the time that you become aware of it until at least one business day after it has been released by the Company to the public and, accordingly, you should not engage in any share transactions until the second business day after material information has been released to the public. The restrictions on trading set forth above apply not only to a director, officer, employee, contractor, intern and insider with material information but also to persons in a special relationship with such persons. Such directors, officers, employees, contractors, interns and insiders are responsible for the compliance of such persons and should, if necessary, review this policy with them and the general prohibitions on insider trading.

Please note that the foregoing restriction does not apply to the exercise of stock options by persons possessed of undisclosed material information; provided, however, that the shares acquired on exercise of any such stock options (i.e., the underlying shares) may not be traded by such person until after there has been disclosure to the public of the subject material information and a reasonable period has passed for the investing public to receive and digest same.

<u>"Blackout" Procedures</u>

As noted above, **no person may trade in the Company's shares at any time if he or she possesses undisclosed material information**. Whether or not you are actually in possession of undisclosed material information, the Company has established periods during which no director, officer, employee, contractor, intern or insider may trade in the Company's shares, known as "blackout periods". Blackout periods are generally based around scheduled disclosure events and may also be imposed from time to time by the board of directors or the CEO in response to events which have not been previously scheduled. The particulars regarding the blackout periods are set forth below.

(1) Pre-Determined Blackout Periods Based on Scheduled Disclosure Events

No director, officer, employee, contractor, intern or insider of the Company may trade in the shares of the Company during the period which commences 14 calendar days prior to the planned date of public release of the Company's interim (3 times each year) and annual audited financial statements to and including the date which is the first business day after the day on which the financial results of the Company for such periods are released.

The regulatory filing deadline for the Company's interim financial statements is no later than 60 days following the end of each fiscal quarter and annual audited financial statements must be filed with securities regulatory authorities by no later than 140 days following the fiscal year end. However, it is the Company's practice to file its interim and annual financial statements and to release financial results to the public in advance of the foregoing deadlines. The Company typically releases its interim financial statements within 45 days of the end of each fiscal quarter and its annual audited financial statements within 90 days of the fiscal year end.

Based on the foregoing, the Company's proposed fiscal reporting periods, target release dates, and projected blackout periods for the next four Reporting Periods are as follows, however, these dates are subject to change as notified by the Company:

Q1 10 Earnings Release: TBA
Blackout starts TBA

Q2 10 Earnings Release: TBA
Blackout starts TBA

Q3 10 Earnings Release: TBA
Blackout starts TBA

Q4 10 Earnings Release: TBA
Blackout starts TBA

In successive years (or if the release dates in the current year differ materially from the dates shown), the Company will post the dates of proposed releases of its interim and audited year-end financial statements and related blackout and allowable trading periods, by email, in advance of the actual release dates.

(2) Discretionary Blackout Periods

In addition to the pre-determined blackout periods noted above, the board of directors or the CEO may, from time to time, in its discretion, impose additional blackout periods in response to unscheduled events. Discretionary blackout periods, if any, will vary in frequency and length.

Responsibility

The policies and procedures set forth herein with respect to the trading of securities by directors, officers, employees, contractors, interns and insiders with insider information present only a general framework within which a director, officer, employee, contractor, intern or insider may purchase and sell securities of the Company without violating insider trading laws.

The director, officer, employee, contractor, intern or insider has the ultimate responsibility for complying with insider trading laws. All directors, officers, employees, contractors, interns and insiders should therefore view this policy and procedure as the minimum criteria for compliance with insider trading laws and should obtain additional guidance when uncertainty exists regarding a contemplated transaction.

THE COMPANY HAS DECIDED THAT IT IS IN ITS OWN BEST INTEREST AND THE BEST INTEREST OF ALL DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS , INTERNS AND INSIDERS OF THE COMPANY THAT ANY TRANSACTION INVOLVING SECURITIES OF THE COMPANY BE REPORTED IN WRITING TO THE CEO (OR IN HIS/HER ABSENCE THE CFO) PRIOR TO THE EXECUTION OF THE TRANSACTION. IF BOTH OF THE AFOREMENTIONED INDIVIDUALS ARE NOT AVAILABLE FOR WHATEVER REASON PLEASE CONTACT THE GENERAL COUNSEL.

Sanctions

Failure to comply with this policy will result in the Company taking appropriate disciplinary action, which may include termination of internship or service contract.

Canadian securities laws provide that breach of the prohibition against trading in securities with knowledge of undisclosed material information or providing undisclosed material information to others, in addition to civil liability for damages, may result in imprisonment for up to two years and/or a fine of up to the greater of: (i) $5 million; and (ii) an amount equal to three times the profit obtained or loss avoided by reason of the contravention.

Penalties may also be levied by Canadian securities regulatory authorities for not complying with the requirements to file insider reports.

Questions

In the event of any uncertainty regarding this policy or compliance with any provision of the policy, the General Counsel of the Company shall be consulted.

I have read this policy and agree to be bound by the restrictions stated herein.

Signature:______________________________ Date: **March 18, 2010**

Name: **John Loughrey**